Kalmar Pooled Investment Trust - Semi-Annual N-SAR 6/30/15

Exhibit: 77Q(1)


       At the meeting of the Board of Trustees (the "Board") of Kalmar Pooled Investment Trust (the "Trust") held on February 24, 2015, the Board approved an Expense Limitation Agreement between Kalmar Investment Advisers and the Trust on behalf of the Kalmar "Growth-with-Value" Small Cap Fund.
 The Expense Limitation Agreement is incorporated by reference to Exhibit 28(h)(8) of Post-Effective Amendment No. 30 to the Registration Statement filed with the SEC via EDGAR on April 28, 2015 (Accession No. 0001193125-15-153100).